Exhibit 99.5

BEYOND MEAT, INC.

2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Beyond Meat, Inc. 2018 Equity Incentive Plan (as amended and restated from time to time, the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement (the “Award Agreement”).

I. NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:	/$ParticipantName$/

You have been granted the right to receive an Award of Restricted Stock Units (the “Award”) by Beyond Meat, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:	/$GrantID$/

Date of Grant:	/$GrantDate$/

Expiration Date:	The Expiration Date shall be the fifth (5th) anniversary of the Initial Settlement Date (as such term is defined in that certain Exchange Offer Memorandum and Consent Solicitation Statement by the Company, dated September 29, 2025).

Number of Restricted Stock Units:

You are hereby granted an Award of such number of Restricted Stock Units as is equal to [___]% (the “Target Percentage”) of the Fully-Diluted Shares Outstanding on the day immediately following the Notes Exchange Final Closing (rounded up to the nearest whole share).

In addition, on any date following the Notes Exchange Final Closing but on or prior to the Expiration Date on which there is an Anti-Dilution Increase to the Overall Share Limit under the Plan, Participant shall be automatically issued an additional number of Restricted Stock Units equal to (i) the Target Percentage, divided by (ii) 12.5%, multiplied by (iii) the number of shares of Common Stock added to the Overall Share Limit as a result of such Anti-Dilution Increase (rounded up to the nearest whole share) (the “Additional Restricted Stock Units”); provided, that, notwithstanding anything to the contrary in this Award Agreement, the Participant shall only be eligible to receive Additional Restricted Stock Units with respect to an Anti-Dilution Increase that occurs prior to the termination of the Participant’s status as a Service Provider. The Additional Restricted Stock Units shall be subject to the same vesting schedule as applicable to the Restricted Stock Units; provided, however, that if the Additional Restricted Stock Units are issued on or after all or a portion of the Restricted Stock Units have vested, such Additional Restricted Stock Units shall be fully vested upon issuance in the same proportion that the underlying Restricted Stock Units are vested as of such date. For purposes of this Award Agreement, references to the Restricted Stock Units shall also include any Additional Restricted Stock Units issued hereunder from time to time.

Vesting Schedule:

Subject to Section 3 of the Award Agreement and the paragraphs below, the Restricted Stock Units shall vest as follows: 50% of the Restricted Stock Units will vest on December 31, 2026, and the remainder will vest in four equal quarterly installments thereafter, with the last vesting date being on December 31, 2027, subject to Participant’s continuous service as a Service Provider through the applicable vesting date.

If (i) Participant ceases to be a Service Provider as a result of his or her termination by the Company (or any parent, subsidiary or successor of the Company) without Cause (as defined in Section 24 of Exhibit A to the Award Agreement) or (ii) Participant ceases to be a Service Provider by reason of his or her resignation for Good Reason (as defined in Section 24 of Exhibit A to the Award Agreement), and such termination does not occur during the Change in Control Period (as defined in Section 24 of Exhibit A to the Award Agreement), then Participant shall vest in a prorated portion of the Restricted Stock Units that are scheduled to vest on the next regularly-scheduled vesting date following Participant’s termination as a Service Provider (the “Next Vesting Date”), which number of prorated Restricted Stock Units shall be determined by multiplying (A) (1) the number of Restricted Stock Units scheduled to vest on the Next Vesting Date, by (B) the percentage determined by dividing (1) the number of days elapsed from the vesting date immediately prior to Participant’s termination as a Service Provider (the “Prior Vesting Date”) (or the Date of Grant if there was no Prior Vesting Date) through the date of termination, by (2) the number of days in the period from the Prior Vesting Date (or the Date of Grant if there was no Prior Vesting Date) through the Next Vesting Date, which vesting will occur on the later of (X) the effective date of Participant’s Release (as defined below) or (Y) the date on which the Award Conditions (as defined below) are satisfied.

If, during the Change in Control Period, (i) Participant ceases to be a Service Provider as a result of his or her termination by the Company (or any parent, subsidiary or successor of the Company) without Cause or (ii) Participant ceases to be a Service Provider by reason of his or her resignation for Good Reason, then Participant shall vest in all of the Restricted Stock Units on the latest of (A) the effective date of Participant’s Release, (B) the date of the Change in Control or (C) the date on which the Award Conditions are satisfied.

If Participant dies or Participant ceases to be a Service Provider as a result of Participant’s Disability, then Participant shall vest in all of the Restricted Stock Units on the later of (i)(x) the date of Participant’s death (in the case of Participant’s cessation of service as a Service Provider due to Participant’s death) or (y) the effective date of Participant’s Release (in the case of Participant’s cessation of service as a Service Provider due to Disability) or (ii) the date on which the Award Conditions are satisfied.

If (i) Participant ceases to be a Service Provider as a result of his or her termination by the Company (or any parent, subsidiary or successor of the Company) for Cause or (ii) in the event of Participant’s violation of any non-competition or non-solicitation covenant or a material violation of the Confidential Information and Invention Assignment Agreement or Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement signed by Participant in connection with his or her employment with the Company (or any parent, subsidiary or successor of the Company) or any other confidentiality, assignment of inventions, work product, or nondisparagement covenants in any other written agreement between Participant and the Company (or any parent, subsidiary or successor of the Company), in each case which violation, to the extent curable, remains uncured for a period of no less than thirty (30) days following written notice to Participant by the Company of such violation, then, to the extent permitted by applicable law, all of the Restricted Stock Units will be forfeited without consideration in the case of sub-section (i) upon the date of such termination, or, only to the extent applicable, the expiration of any cure period (if no cure has occurred), and in the case of sub-section (ii) upon the date of such violation, or, only to the extent applicable, the expiration of the foregoing cure period (if no cure has occurred).

Notwithstanding anything stated herein or elsewhere to the contrary, if any successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then-outstanding Awards under the Plan at the time of a Change in Control, then 100% of the Restricted Stock Units shall fully vest as of immediately prior to, and contingent upon, the consummation of such Change in Control.

The foregoing accelerated vesting (other than in the event of Participant’s death) will be subject to Participant (or in the case of Participant’s Disability, Participant or Participant’s legal representative) signing and not revoking a general release of all claims in substantially the form attached hereto as Exhibit B (the “Release”), and such release becoming effective and irrevocable no later than the sixtieth (60th) day following Participant’s termination (such deadline, the “Release Deadline”). No accelerated vesting (other than in the event of Participant’s death) shall be effective pursuant to the preceding paragraphs until the Release becomes effective and irrevocable. If the Release does not become effective and irrevocable by the Release Deadline, Participant will forfeit all rights to the accelerated vesting (other than in the event of Participant’s death) pursuant to the preceding paragraphs.

Award Conditions:

The Restricted Stock Units shall be subject to the occurrence of both of the following events: (i) the Notes Exchange Final Closing occurring on or prior to February 15, 2026, and (ii) the approval of the amendment and restatement of the Plan approved by the Board effective as of the Date of Grant by the Company’s stockholders on or prior to February 15, 2026 (the “Award Conditions”). None of the Restricted Stock Units shall vest or be settled in Shares unless and until both of the Award Conditions have been satisfied. If either of the Award Conditions are not satisfied, the Restricted Stock Units shall be immediately cancelled and Participant shall have no further right in such Restricted Stock Units.

Acceptance:

By no later than the date that is one month prior to the first vest date applicable to the Restricted Stock Units subject to this Award Agreement, Participant must acknowledge and accept the terms and conditions of this Award electronically via the on-line or electronic system established and maintained by the Company or a third party designated by the Company and take any other action required by the Administrator related to the acceptance of this Award (including, if applicable, establishing any required brokerage account), provided, if Participant is based in a country that requires Participant to acknowledge and accept the terms and conditions of this Award in writing, Participant must, by no later than the date that is one month prior to the first vest date applicable to the Restricted Stock Units subject to this Award Agreement, acknowledge and accept the terms and conditions of this Award by signing below and returning a hard copy of the executed Award Agreement to the Company.

If Participant does not acknowledge and accept the terms and conditions of this Award by the date that is one month prior to the first vest date applicable to the Restricted Stock Units subject to this Award Agreement or Participant does not take any other action required by the Administrator related to the acceptance of this Award (including, if applicable, establishing any required brokerage account), this Award and the Restricted Stock Units subject to this Award will be automatically forfeited immediately following such date.

By Participant accepting this Award, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator on any questions relating to the Plan and Award Agreement.

BEYOND MEAT, INC.

Name

Title

PARTICIPANT:

Signature

/$ParticipantName$/
Print Name

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant. The Company hereby grants to the individual (the “Participant”) named in the Notice of Grant attached as Part I of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 21 of the Plan, if there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive one Share. Unless and until the Restricted Stock Units have vested in the manner set forth in Section 3 and the Award Conditions have been satisfied, Participant will have no right to receive Shares pursuant to any of the Restricted Stock Units. Prior to actual settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company. Subject to the Award Conditions, any Restricted Stock Units that vest in accordance with Section 3 will be settled by delivery of whole Shares as set forth herein to Participant (or in the event of Participant’s death, as set forth in Section 6), subject to Participant satisfying any Tax-Related Items as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units will be settled by delivery of whole Shares as soon as practicable after vesting, but in all events within the period ending no later than the date that is two and one-half (2 1⁄2) months from the end of the Company’s tax year that includes the vesting date (or, in the case of Shares issuable upon settlement of Additional Restricted Stock Units that are fully vested upon issuance, within thirty (30) days of the Anti-Dilution Increase resulting in the issuance of such Additional Restricted Stock Units). In no event will Participant be permitted, directly or indirectly, to specify the taxable year in which Shares will be issued upon settlement of any Restricted Stock Units under this Award Agreement.

3. Vesting Schedule. The Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Except as provided in the Notice of Grant, this Award Agreement or as otherwise determined by the Administrator, Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs. Unless otherwise determined by the Administrator, Service Provider status for purposes of this Award will end on the day that Participant is no longer actively providing services as an Employee, Director, or Independent Contractor and will not be extended by any notice period or “garden leave” that may be required contractually or under Applicable Laws. Notwithstanding the foregoing, the Administrator (or any delegate) shall have the sole and absolute discretion to determine when Participant is no longer a Service Provider for purposes of the Plan.

4. Potential Section 409A Delay. Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Code Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Code Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be settled in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Code Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Code Section 409A” means Section 409A of the Code, and any final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture. Except as provided in the Notice of Grant, this Award Agreement or as otherwise determined by the Administrator, any Restricted Stock Units that have not vested (after giving effect to any accelerated vesting) will be forfeited and will return to the Plan on the date that immediately following the date on which such Restricted Stock Units are no longer eligible to vest hereunder.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any Applicable Laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all applicable national, local, or other tax or social contribution, withholding, required deductions, or other payments, if any, that arise upon the grant or vesting of the Restricted Stock Units or the holding or subsequent sale of Shares, and the receipt of dividends, if any, or otherwise in connection with the Restricted Stock Units or the Shares (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and may exceed any amount actually withheld by the Company or the Employer. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to the Restricted Stock Units or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or a Parent, Subsidiary, or Employer pursuant to Applicable Law) such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or payment of the Restricted Stock Units, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant or vesting of the Restricted Stock Units, the subsequent sale of Shares acquired under the Plan, and the receipt of dividends, if any; and (b) do not commit to and are under no obligation to structure the terms of the Restricted Stock Units or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items, or achieve any particular tax result. Participant also understands that Applicable Laws may require varying Share or Restricted Stock Unit valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under Applicable Laws. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of any Tax-Related Items which the Company determines must be withheld with respect to such Shares.

As a condition to the grant, vesting and settlement of the Restricted Stock Units and as set forth in Section 15 of the Plan, Participant hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Parent or Subsidiary for) any Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) with the consent of Participant, by receipt of a cash payment from Participant; (ii) by withholding Shares that otherwise would be issued to Participant upon payment of the vested Restricted Stock Units or by Participant’s delivery to the Company of already-owned Shares; (iii) unless the Company otherwise determines, by withholding from proceeds of the sale of Shares acquired upon payment of the vested Restricted Stock Units (a) by delivery by the Participant to the Company (or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization)) (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (b) by delivery by the Participant to the Company (or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization)) (including electronically or telephonically to the extent permitted by the Company) of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator; or (iv) with the consent of Participant, by any other arrangement approved by the Administrator. Notwithstanding the foregoing, if Participant is subject to Section 16 of the Exchange Act, unless Participant’s obligations with respect to all Tax-Related Items shall be satisfied under clauses (i), (iii) or (iv) above, Participant’s obligations with respect to all Tax-Related Items shall be satisfied by the Company withholding Shares that otherwise would be issued to Participant upon payment of the vested Restricted Stock Units pursuant to clause (ii) of this paragraph. The Shares withheld or delivered pursuant to clause (ii) of this paragraph shall not exceed the amount necessary to satisfy the Company’s minimum tax withholding obligations (or, subject to Section 15 of the Plan, and with the consent of Participant, such higher withholding rates as may be determined by the Administrator, which shall in all events be limited to the number of Shares which have a fair market value on the date of withholding or delivery no greater than the aggregate amount of such Tax-Related Items based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding or delivery (or as otherwise necessary to avoid the liability classification of the Award under applicable accounting guidance;) provided, further, to the extent such Shares were acquired by Participant from the Company as compensation, the Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance; provided, further, that, any such Shares delivered or retained shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole Share does not result in the liability classification of the Award under applicable accounting guidance. Any Shares withheld pursuant to this Section 7 shall be valued based on the fair market value as of the date the withholding obligations are satisfied. Furthermore, Participant agrees to pay the Company or any Parent, Subsidiary, or Employer any Tax-Related Items that cannot be satisfied by the foregoing methods.

8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares will have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). After such issuance, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, but prior to such issuance, Participant will not have any rights to dividends and/or distributions on such Shares.

9. No Guarantee of Continued Service or Grants. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER OR THE COMPANY (OR ANY PARENT OR SUBSIDIARY) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

Participant also acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) other than as described in the Notice of Grant with respect to the Additional Restricted Stock Units, the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company; (d) Participant’s participation in the Plan is voluntary; (e) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of Participant’s employment contract, if any; (f) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation; (g) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer, subject to Applicable Laws.

10. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Secretary at Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245, or at such other address as the Company may hereafter designate in writing.

11. Grant is Not Transferable. Except to the limited extent provided in Section 6 or otherwise pursuant to the laws of descent and distribution, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of Applicable Laws or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Additional Conditions to Issuance of Stock and Imposition of Other Requirements. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or compliance of the Shares upon or with any securities exchange or under any Applicable Laws, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of any Shares will violate any state, federal or foreign securities or exchange laws or other Applicable Laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any Applicable Laws or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange. The Company shall not be obligated to issue any Shares pursuant to the Restricted Stock Units at any time if the issuance of Shares violates or is not in compliance with any Applicable Laws.

14. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. If there is a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

15. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination regarding whether any Restricted Stock Units have vested). All actions taken, and all interpretations and determinations made, by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

16. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Participant’s current or future participation in the Plan, this Award, the Shares subject to this Award, any other securities of the Company or any other Company-related documents, by electronic means. By accepting this Award, whether electronically or otherwise, Participant hereby (i) consents to receive such documents by electronic means, (ii) consents to the use of electronic signatures, and (iii) agrees to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

18. Agreement Severable. If any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

19. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by Participant and a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this Award of Restricted Stock Units.

20. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Personal Data (as described below) by and among, as applicable, the Company, any Parent, Subsidiary, or Affiliate, or third parties as may be selected by the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that refusal or withdrawal of consent will affect Participant’s ability to participate in the Plan; without providing consent, Participant will not be able to participate in the Plan or realize benefits (if any) from the Restricted Stock Units.

Participant understands that the Company and any Parent, Subsidiary, Affiliate, or designated third parties may hold personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Parent, Subsidiary, or Affiliate, details of all

Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”). Participant understands that Personal Data may be transferred to any Parent, Subsidiary, Affiliate, or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Affiliate or entity that is Participant’s employer and its payroll provider.

Participant should also refer to any data privacy policy implemented by the Company (which will be available to Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of Participant’s Personal Data.

21. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

22. Governing Law and Venue. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Los Angeles County, California, or the federal courts for the United States for the Central District of California, and no other courts.

23. Clawback. The Restricted Stock Units (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon vesting or settlement of the Restricted Stock Units or upon the receipt or resale of any Shares underlying the Restricted Stock Units) shall be subject to Section 19 of the Plan and the applicable provisions of any claw-back policy implemented by the Company prior to the grant of the Restricted Stock Units or any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

24. Defined Terms. The following terms referred to in this Award Agreement will have the following meanings:

(a) Cause. For purposes of this Award Agreement, “Cause” means:

(i) in the case where there is an employment agreement, severance agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or any Parent, Subsidiary or Affiliate and the Participant (a “Relevant Agreement”) that defines “cause” (or words of like import), “cause” as defined under such Relevant Agreement, or

(ii) if no Relevant Agreement in which the term “cause” (or words of like import) is defined exists, (A) Participant’s willful, deliberate and repeated failure to substantially perform his or her assigned duties (other than a failure resulting from Participant’s Disability), which failure is not cured within thirty (30) days after a written demand for substantial performance is received by Participant from the Board which identifies the manner in which the Board believes Participant has not substantially performed his or her duties; (B) Participant’s illegal or intentional gross misconduct in the performance of his or her duties hereunder that is materially injurious to the Company’s business and/or reputation, which, if capable being cured, is not cured within thirty (30) days after written notice from the Board, which written notice shall state that failure to cure may result in termination for Cause; (C) Participant’s unauthorized and willful use or disclosure of any proprietary information or trade secrets of the Company where such use or disclosure causes material harm to the Company; or (D) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or theft which is materially injurious, or reasonably expected to be materially injurious, to the Company’s business or reputation.

(b) Change in Control Period. For purposes of this Award Agreement, “Change in Control Period” means the period beginning three (3) months prior to, and ending twenty-four (24) months following, a Change in Control. Notwithstanding anything to the contrary in the Plan or in any Relevant Agreement, for purposes of any accelerated vesting of this Award as set forth in the Notice of Grant or any Relevant Agreement, in no event will a transaction constitute a Change in Control unless it occurs following the Notes Exchange Final Closing nor will the Notes Exchange Final Closing (or the transactions to be consummated in connection therewith) constitute a Change in Control for purposes of the accelerated vesting of this Award.

(c) Good Reason. For purposes of this Award Agreement, resignation for “Good Reason” means:

(i) if Participant is a party to a Relevant Agreement in which the term “good reason” (or words of similar import) is defined, “Good Reason” as defined under such Relevant Agreement, and

(ii) if no such Relevant Agreement in which the term “good reason” (or words of similar import) is defined exists, (A) Participant’s resignation due to the occurrence of any of the following conditions which occurs without Participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (1) a material adverse change to Participant’s authority, duties or responsibilities that, taken as a whole, results in a material diminution in Participant’s authority, duties or responsibilities in effect prior to such change; (2) a 10% or more reduction in Participant’s then-current base salary or a 10% or more reduction in Participant’s base compensation (including base salary and bonus); (3) the Company conditions Participant’s continued service with the Company on the relocation of

Participant’s principal work location to a location that is more than thirty-five (35) miles from Participant’s then-current principal work location and such relocation results in an increase in Participant’s one-way commuting distance from his or her home by thirty-five (35) miles or more; (4) the failure of the Company to obtain the assumption of this Award Agreement by any successor to the Company; or (5) any material breach or material violation of a material provision of this Award Agreement by the Company (or any successor to the Company).

In order for Participant to resign for Good Reason, Participant must provide written notice to the Company of the existence of the Good Reason condition within ninety (90) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide the accelerated vesting described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day cure period, Participant may resign based on the Good Reason condition specified in the notice effective no later than ninety (90) days following the expiration of the thirty (30) day cure period.

***

EXHIBIT B

GENERAL RELEASE OF CLAIMS

[The language in this General Release of Claims may change based on legal developments and requirements in the jurisdiction in which you reside.]

This General Release of Claims (“Agreement”) is made by and between [_____] (“you”) and Beyond Meat, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) regarding the end of your employment with the Company and the resolution of any disputes you may have against the Company.

WHEREAS, you have previously been granted restricted stock units and performance stock units (the “MIP Awards”) pursuant to the Restricted Stock Unit Award Agreement (Immediate Vesting), Restricted Stock Unit Award Agreement (Extended Vesting), and Performance Stock Unit Award Agreement, each dated as of September 29, 2025 (collectively, the “Award Agreements”), and the Company’s 2018 Equity Incentive Plan (as amended and restated, the “Plan”); and

WHEREAS, in connection with your separation of employment with the Company or a subsidiary or affiliate of the Company effective [________], 20[__] (the “Separation Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that you may have as a service provider against the Company and any of the Released Parties (as defined below).

NOW, THEREFORE, in consideration of the accelerated vesting set forth in the Award Agreements as a result of your separation of employment, which, pursuant to the Award Agreements, is conditioned on your execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and you hereby agree as follows:

1. Separation Date. Your employment with the Company ended on the Separation Date. By signing this Agreement, you hereby resign as the Company’s [_____] and from any and all other officer or other positions held by you with the Company or any of its affiliates.

2. Accelerated Vesting. Subject to, and in consideration for, your timely execution and non-revocation of this Agreement, and provided you have complied and will comply in all material respects with all of the terms and conditions of this Agreement and the Confidential Information and Invention Assignment Agreement or Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement that you previously entered into with the Company, as applicable, (the “Confidentiality Agreement”), your MIP Awards shall vest on accelerated basis pursuant to the Award Agreements and as set forth on Attachment A.1

[1]

NTD: Form will be adjusted to the extent additional severance or other separation payments are payable under any other plan or agreement with the Company or any affiliate to address all such payments in one form of release. To the extent other agreements between you and the Company or any affiliate require a release in connection with your separation of employment, the terms of this release will be included in any release to be executed by you in connection with such other agreements so that you are only required to execute one release of claims.

In addition to the MIP Awards, you acknowledge and agree that the Company previously granted to you one or more equity awards covering shares of the Company’s Common Stock pursuant to the Plan. You acknowledge and agree that you have reviewed the information on your Company equity awards that is available through Merrill Lynch Benefits Online and that it accurately reflects the Company equity awards previously granted to you, and the terms applicable to your Company equity awards, including, without limitation, the number of shares subject to your equity awards that were vested (if any) as of your Separation Date (other than with respect to the accelerated vesting as a result of your separation of employment). Your Company equity awards and the shares (if any) acquired pursuant to your equity awards will remain, as applicable, subject to the terms and conditions of any applicable award agreement and the Plan (each of which shall remain in full force and effect and, together with the Award Agreements, are the “Equity Documents”).

3. Your General Release. In consideration for receiving the accelerated vesting set forth in your Award Agreements, as applicable, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its respective predecessors, successors, past, present or future subsidiaries, parent companies, affiliated companies, investors and related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, consultants, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the separation of that employment relationship.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); WARN Act claims (federal or state); claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units, or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; discrimination, harassment and retaliation claims; and all other claims under applicable federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law and/or as otherwise permitted by this Agreement.

By signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery. However, nothing in this Agreement precludes you from initiating or participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement prohibits you from reporting possible securities law violations to the government and you do not need to provide notice or obtain authorization from the Company to do so. Nothing in this Agreement waives your right or prohibits you from receiving a monetary award from a government administered whistleblower-award program. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or legislative body.

Further, you acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (b) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (c) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, if you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order. In addition, nothing in this Agreement or the Confidentiality Agreement shall prevent you from (w) communicating directly with, cooperating with, or providing information to, an attorney, law enforcement, or federal, state or local government official, regulator, or agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, an attorney general, a state or local division or commission of human rights, or any other state or local analogue, without notifying or seeking permission from the Company, (x) receiving financial awards from any federal, state, or local government agency, (y) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to (a) your indemnification rights under any Indemnification Agreement that you entered into with the Company, if applicable (the “Indemnification Agreement”), and the Company’s internal governing documents, (b) your rights to enforce the executory obligations of the Company or any affiliate under [List other agreements providing for severance or other separation payments], and (c) any claim or rights in respect of (i) accrued or vested benefits under the Company’s benefit plans, (ii) reimbursable business expenses, (iii) the Company’s executory obligations under your MIP Awards or other equity interests in the Company (including, without limitation, in your capacity as a stockholder of the Company or pursuant to the Award Agreements), which shall continue to be governed in accordance with their terms and conditions, or (iv) which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

4. Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made.

In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California, which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

You further expressly waive any and all rights you may have under any statute or common law principle of any other state which is of similar force and effect as California Civil Code Section 1542. Thus, for purposes of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor against the Released Parties at the time of execution of this Agreement, and that this Agreement expressly contemplates the extinguishment of all such claims.

5. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you have a right to and should consult with an attorney prior to executing this Agreement; (c) you have [21] calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier but in no event prior to the Separation Date); (d) you have 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the 8th day after you sign this Agreement provided that you have not revoked it. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original [21]-day consideration period provided in this paragraph (the last day of such consideration period, the “Deadline”). To revoke the Agreement, you must email a written notice of revocation to hrcompliance@beyondmeat.com prior to the end of the 7-day period. This offer will be automatically withdrawn if you do not sign the Agreement by the Deadline.2

[2]	For employees under 40, please replace the language in paragraph 5 with the following language:

Deadline. You acknowledge that: (a) you have a right to and should consult with an attorney prior to executing this Agreement and (b) you have [10] calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier but in no event prior to the Separation Date). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original [10]-day consideration period provided in this paragraph (the last day of such consideration period, the “Deadline”). This offer will be automatically withdrawn if you do not sign the Agreement by the Deadline.

If an employee is 40 or older and terminated in connection with a group termination, the Company will revise this release to comply with additional requirements under the ADEA and OWBPA.

6. No Admission. Nothing in this Agreement shall constitute or be treated as an admission by the Company or the Released Parties of any liability, wrongdoing, or violation of law.

7. Continuing Obligations. At all times in the future, you will remain bound by your Confidentiality Agreement, a copy of which is attached as Attachment B.

8. Non-Disclosure. To the fullest extent permitted by law and except as otherwise provided in this Agreement, you agree that you will not disclose to others this Agreement or its terms, except that you may disclose such information to your spouse and to your attorney or accountant in order for such individuals to render services to you, or if required by applicable law. A breach of this provision will be deemed to be a material breach of this Agreement.

9. Non-Disparagement. To the fullest extent permitted by law and except as otherwise provided in this Agreement, you agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. To the fullest extent permitted by law and except as otherwise provided in this Agreement, the Company agrees, and the Company agrees to instruct its directors and officers, not to disparage or encourage or induce others to disparage you or any of your affiliates. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, board members, business partners or customers of, as applicable, you or the Company or any entity with whom you or the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of you or the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) your reputation or the reputation of the Company or any of the Released Parties. Nothing in this Agreement (x) prohibits you from providing truthful information as required by law, including in a legal proceeding or a government investigation, (y) prevents you from discussing or disclosing information about unlawful acts, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, an unfair employment practice, or in violation of a clear mandate of public policy, or (z) as applicable, prevents you from exercising rights under Section 7 of the National Labor Relations Act to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection. Further, you acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, if you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order.

10. Cooperation. As reasonably requested by the Company, you agree to cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating in any matter in which you were involved or of which you may have knowledge as a result of your employment with the Company.

11. Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in Los Angeles, California (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law, which the Released Parties reserve the right to seek for your breach or threatened breach of any of your continuing obligations to any of the Released Parties. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.

12. Entire Agreement. You agree that this Agreement constitutes the entire agreement and understanding between you and the Company or any affiliate of the Company, with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements, discussions, representations, warranties or understandings between you and the Company or any affiliate of the Company; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters your Confidentiality Agreement, the Equity Documents, the Award Agreements, any Indemnification Agreement, any arbitration agreement entered into by and between you and the Company, other documents specifically identified in this Agreement (except as expressly modified herein), or any other continuing obligations you owe the Company or a Released Party which survive the separation of your employment.3 This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

[3]	NTD: Additional agreements to which you are a party with the Company or its affiliates that should be preserved to be specified here.

13. Governing Law. Except as to the arbitration provision, this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state in which you primarily worked as of the Separation Date.

14. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. You and the Company agree that execution via DocuSign or another similar electronic signature service, or of a scanned image, shall have the same force and effect as execution of an original, that an electronic signature or scanned image of a signature shall be deemed an original and valid signature and that the Agreement may not be challenged on the basis of such signatures.

16. Voluntary Execution of Agreement. You understand and agree that you executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of your claims against the Company and any of the other Released Parties. You acknowledge that: (a) you have read this Agreement; (b) you have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) you have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or have elected not to retain legal counsel; (d) you understand the terms and consequences of this Agreement and of the releases it contains; and (e) you are fully aware of the legal and binding effect of this Agreement.

17. Miscellaneous. Each of the Released Parties shall be third-party beneficiaries of this Agreement and any other continuing obligations you owe the Released Parties which survive the separation of your employment and shall have authority to enforce them in accordance with their terms. You may not assign any of your rights or obligations under this Agreement without the written consent of the Company and any assignment in violation of the foregoing shall be null and void.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[_____]

Dated:
Print Name: [_____]

BEYOND MEAT, INC.

Dated:	By:
Name:
Title:

ATTACHMENT A

MIP Award Acceleration

(Attached)

ATTACHMENT B

Confidentiality Agreement

(Attached)